Exhibit 10.14
May 31, 2007
Winton G. Gibbons
1889 Maple Avenue, W-3
Evanston, IL 60201
Dear Winton,
We are pleased to offer you employment with Nanosphere, Inc. as Senior Vice President of Business Development reporting to me. Nanosphere is a fast-paced technology company that will provide you opportunities for professional achievement and personal growth. We are pleased that you will join the senior management team and will share in our vision to be recognized worldwide as a leader in providing biodiagnostic assays to improve the cost and quality of medical care and to advance medical research.
Your first day of employment is to be June 18, 2007 or as we may otherwise mutually agree. This offer is contingent upon satisfactory reference diligence and you signing the Company’s Employment Agreement a copy of which is attached.
Terms of Employment
1.	Your salary will be $250,000.00 annually (paid biweekly) and you will receive annual performance reviews or more frequently as commensurate with performance.

2.	You will participate in a senior management incentive bonus program with an annual target bonus of $90,000. This program is developed by the chief executive officer and approved by the Board of Directors. Each year key operating objectives will be established and performance will be measured against those to determine the appropriate award. The current system is based upon both company and individual performance targets with the assessment of each multiplied together to determine final awards. All awards receive final approval from the Board of Directors.

3.	You will receive options to purchase 5,000,000 shares of the Company’s common stock at fair market value in accordance with the Nanosphere Incentive Stock Plan. Vesting on those shares will be as follows:
a.	2,500,000 shares will be subject to the Company’s cliff-vested, performance accelerated option plan, a copy of which is attached.

b.	2,500,000 shares will vest at the rate of 25% on each of the four anniversaries of the award.

Winton G. Gibbons/page 2	May 31, 2007
4.	You will be eligible to receive two weeks vacation leave and five personal days, which will be pro-rated according to your hire date.

5.	You will receive a performance evaluation after approximately nine months with a view toward adjusting both your cash compensation and stock option/equity position in the company to a level commensurate with your performance and the position with respect to comparables in the industry.

6.	In the event the Company terminates your employment for reasons other than Cause, you will be entitled to a severance amount equivalent to five months base salary plus a prorated calculation of your annual bonus.

“Cause” shall be defined as follows:
“Cause” means (i) any felony conviction or admission of guilt, (ii) any breach or nonobservance by Employee of any material covenant set forth herein, (iii) any willful, intentional or deliberate disobedience or neglect by Employee of the lawful and reasonable orders or directions of the Chief Executive Officer or Board of Directors of the Company; provided that the Chief Executive Officer or Board of Directors of the Company has given Employee written notice of such disobedience or neglect and Employee has failed to cure such disobedience or neglect within a period reasonable under the circumstances, or (iv) any willful or deliberate misconduct by employee that is materially injurious to the Company.
For future information, Nanosphere administers salary increases through an annual common merit review program based on a “pay for performance” philosophy.
The term of your employment is “at will”, which means that you or the Company may end your employment at any time and for any reason. The first ninety days of your employment will be considered an introductory period.
As long as you are an employee of the company, Nanosphere will provide access to a variety of benefits including health care.
Authorization to Work: In order to comply with federal regulations to authorize to work in the United States (Immigration Reform Act of 1986), you will be required to present certain documents on the first day of your employment. Upon your acceptance of this offer, we will provide you a government Form I-9 explaining the types of documents you may submit.

Winton G. Gibbons/page 3	May 31, 2007
Employment Agreement: A condition of your employment is that you sign the enclosed Company Employment Agreement. Please return a signed copy along with your acceptance of this offer.
Also included in this letter is an offer to you to self-disclose as a person with a disability. It is a government requirement that Nanosphere provides this opportunity to you, and your completion of the form is strictly voluntary. Any information you provide is confidential. Upon your acceptance of this offer, we will forward an invitation to disclose to you.
Winton, we are confident that you will make a significant contribution to Nanosphere and are excited to have you as a member of our team. We are strongly committed to our employees and are also confident that your acceptance of employment will provide you with an excellent opportunity to enhance your professional and personal goals.
Please indicate your written acceptance by signing this letter and returning it to me at your earliest convenience. If you have any questions, please do not hesitate to contact me at 847-400-9119.
We look forward to seeing you at Nanosphere! Congratulations!

Sincerely,		Accepted by:

/s/ William P. Moffitt III		/s/ Winton G. Gibbons
William P. Moffitt President & CEO	(Date)	Winton G. Gibbons	(Date)
Enclosure: Nanosphere Employment Agreement

Nanosphere, Inc.
4088 Commercial Avenue
Northbrook, IL 60062	Agreement
     In consideration of my employment and the compensation paid to me by Nanosphere, Inc., a Delaware corporation headquartered in Illinois, any of its affiliated companies, successors or assigns (together, “Nanosphere”), I acknowledge and agree as follows:
Background
A.     Nanosphere has offered me a position of employment.
B.     As a consequence of my position with Nanosphere, I will have access and become exposed to certain information of Nanosphere of a confidential or proprietary nature.
C.     I understand that my use or disclosure of Nanosphere’s confidential or proprietary information, or my involvement or participation in a business that is competitive with Nanosphere, would have a material adverse impact on Nanosphere and its value.
Terms of Agreement
1.     Confidentiality.
     (a)     I acknowledge that the technical, scientific and business information, procedures and techniques developed or acquired by Nanosphere are among its most valuable assets and that, during the term of my employment by Nanosphere, I will have access to some or all of this information, these procedures or these techniques. Consequently, in order to further protect the legitimate interests of Nanosphere, I hereby agree that I will not at any time, directly or indirectly, disclose to anyone, or use or otherwise exploit for my own benefit or for the benefit of anyone other than Nanosphere, any Proprietary Information (as defined below), except as may be reasonably required in the ordinary course of my performance of my duties and responsibilities on behalf of Nanosphere. I further agree that in no event shall I disclose any Proprietary Information to anyone outside of Nanosphere without the express prior written permission of Nanosphere. However, this Agreement shall not be construed to prohibit me from disclosing any Proprietary Information to my personal agents and representatives that reasonably need to know this information in order to advise me (including, but not limited to, my legal counsel and financial consultants), provided that I shall inform them of the confidential nature of the Proprietary Information and these agents and representatives agree to be bound by the terms of this Agreement.
     (b)     As used in this Agreement, the term “Proprietary Information” means all non-public information relating to Nanosphere and its business, including without limitation all technical or scientific information; diagnostics; information regarding research and development efforts, developments in chemistry, intensification procedures, linking techniques and procedures, methodologies, procedures, systems, devices, business concepts, software, hardware, processes, “know how” and other intellectual property, scientific data and insights, manufacturing information, quality data, operating techniques, marketing methods, financial information, demographic and trade area information, product applications, market penetration techniques, plans or schedules, regulatory strategies, customer profiles, preferences, or statistics, itemized costs, development plans, product information, pricing information, sourcing information, and all other related trade secrets or confidential or proprietary information of Nanosphere or any affiliate of Nanosphere or any third party to whom Nanosphere owes an obligation of confidence.
     (c)     I agree to deliver to Nanosphere at the termination of my employment, or at any other time Nanosphere may request, all memoranda, notes, plans, records, reports, files, data (including original data), disks, electronic media and other documents or other materials (and all copies thereof) relating to the business of Nanosphere which I may then possess or have under my control.
     (d)     I understand that my obligations under this Section 1 of this Agreement shall survive any termination of my employment by Nanosphere and shall terminate with regard to any Proprietary Information only when (i) the Proprietary Information becomes generally available to the public on a non-confidential basis (other than by my breach of my obligations under this Agreement), including from a third party provided that the third party is not in breach of an obligation of confidentiality with respect to the Proprietary Information; (ii) the use or disclosure of the Proprietary Information is approved for release by written authorization of Nanosphere; or (iii) the Proprietary Information is required to be disclosed by proper order of a court of competent jurisdiction after adequate notice to permit Nanosphere to seek a protective order for the Proprietary Information. If this occurs I agree to approve and support Nanosphere’s request for such a protective order.
     (e)     I understand that Nanosphere does not seek any confidential information that I may have acquired from a previous employer, and I shall not disclose any of this information to Nanosphere.
2.     Restrictive Covenants.
     (a)     Non-Competition. As a separate covenant under this Agreement, I agree that during the period commencing upon the date I was hired and ending one (1) year after the cessation of my employment with Nanosphere (the “Restricted Period”), I shall not, directly or indirectly, compete in any manner or capacity (e.g., as an advisor, principal, agent, consultant, partner, member, joint venturer, officer, director, employee, equity holder, lender, or otherwise) with Nanosphere in the area of biodiagnostics using nanoparticles or any other business conducted or under research and/or development by Nanosphere as to which I performed services or acquired Proprietary Information.
     (b)     Geographic Extent of Covenant. My obligations under Section 2 shall apply to: (i) any geographic area in which, or as to which, I performed services for Nanosphere; (ii) any geographic area in which Nanosphere has engaged in or has directed its business prior to the cessation of my employment through the presence of its offices, laboratories or research facilities, the providing of its services, conduct of its development, promotional, sales or marketing activities or otherwise; or (iii) any geographic area in which Nanosphere has otherwise established its goodwill, business reputation, or customer relationships. I acknowledge that my duties relate to Nanosphere’s technology, on which Nanosphere’s entire business is based, and consequently, that the geographic scope of my duties will extend across the geographic area in which Nanosphere does, or directs, its business.
     (c)     Limitations of Covenant. Nanosphere agrees that I shall not be deemed to have violated any provision of this Agreement solely as a result of me either: (i) maintaining direct or indirect ownership as a passive investment of less than 1% (in the aggregate) of the outstanding shares of capital stock or other equity interest of any corporation listed on a national securities exchange or publicly traded on an automated quotation system, or (ii) engaging in a business that incidentally serves a competing business, so long as such services do not in and of themselves constitute a breach of this Agreement and are not targeted at that competing business’ activities that are competitive with Nanosphere.
     (d)     No Solicitation. During the Restricted Period and each as a separate covenant under this Agreement, I shall not: (i) induce or attempt to induce any employee of Nanosphere to leave the employ

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of Nanosphere, or in any way interfere adversely with the relationship between that employee and Nanosphere; (ii) induce or attempt to induce any employee of Nanosphere to work for, render services or provide advice to or supply confidential business information or trade secrets of Nanosphere to, any other person; (iii) employ, or otherwise pay for services rendered by any employee of Nanosphere in any enterprise competitive with Nanosphere; (iv) induce or attempt to induce any customer, supplier, licensee, licensor or other business relation of Nanosphere to cease doing business with Nanosphere or in any way interfere with the relationship between that customer, supplier, licensee, licensor or other business relation and Nanosphere; or (v) directly or indirectly solicit, sell or render competing services or target any entity that competes with any business conducted or under research and/or development by Nanosphere prior to the expiration of the Restricted Period.
3.     Indirect Competition. As a separate covenant under this Agreement, I shall not, directly or indirectly, assist or encourage any other person in carrying out, directly or indirectly, any activity that would be prohibited by this Agreement, if that activity were carried out by me, either directly or indirectly. In particular, but without limiting the generality of the foregoing, I agree that I will not, directly or indirectly, induce any other employee of Nanosphere to carry out, directly or indirectly, any of these activities.
4.     Injunctive Relief. I agree that (i) the restrictions and agreements contained in this Agreement are reasonable in time, scope and territory and are necessary to protect the legitimate interests of Nanosphere including its interest in protecting its Proprietary Information, and (ii) any violation of this Agreement will cause irreparable harm to Nanosphere that would not be quantifiable and for which no adequate remedy would exist at law. Accordingly, without limiting the remedies available to Nanosphere, injunctive relief shall be available for any violation of this Agreement in addition to any other rights Nanosphere may have at law or in equity.
5.     Assignment of Work Product. Except as expressly provided in this Agreement, Nanosphere alone shall be entitled to all benefits, profits and results arising from or incidental to my employment with Nanosphere. I agree that any work product, inventions, methods, processes, designs, software, apparatuses, compositions of matter, procedures, improvements, property, data, documentation, information or materials that I (either jointly or solely) prepared, conceived, discovered, reduced to practice, developed or created during, in connection with, for the purpose of, related to, or as a result of, my employment with, or the business of, Nanosphere (the “Work Product”) shall be owned exclusively and perpetually by Nanosphere. I agree to disclose promptly all Work Product to Nanosphere. I hereby unconditionally and irrevocably transfer and assign to Nanosphere all right, title and interest (including all patent, copyright, trade secret and any other intellectual property rights) I currently have (or in the future may have) by operation of law or otherwise in or to any Work Product. I have identified on the last page of this Agreement all developments, inventions and works in which I have any right, title or interest, which were made, conceived or written in whole or in part by me prior to my employment with Nanosphere and which relate to the business of Nanosphere. If I do not have any developments, inventions or works to identify, I will so state by writing “none” on the following line: ___. Notwithstanding the foregoing provisions of this paragraph, I understand and am hereby notified that this Agreement with respect to the assignment of my rights in inventions shall not apply to any invention that was developed entirely on my own time and for which no equipment, supplies, facilities or trade secret information of Nanosphere was used, unless (i) the invention relates to the business of Nanosphere or to Nanosphere’s actual or demonstrably anticipated research or development, or (ii) the invention results from any work performed by me for Nanosphere. I am not a party to any agreement which would limit my ability to assign Work Product as provided for in this paragraph.
6.     Copyright. I acknowledge that all Work Product that may be copyrighted shall be deemed, to the extent permitted by law, “works made for hire” as defined in the U. S. Copyright Act, 17 U.S.C.A. §101

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et seq. To the extent any Work Product is not a “work made for hire” under the Copyright Act, I agree to waive my “moral rights” in the Work Product, and further agree to and hereby assign to Nanosphere all of my right, title and interest (including copyright) in the Work Product.
7.     Further Assurances. I agree at any time during or after my employment with Nanosphere to execute and deliver to Nanosphere any transfers, assignments, documents or other instruments and take any other actions which Nanosphere may deem necessary or appropriate to vest complete and perpetual title and ownership of any Work Product and all associated rights (including all patent rights) exclusively in Nanosphere or its nominee. I understand and Nanosphere agrees that if I am not employed by Nanosphere at the time I am requested to execute any document or take any other action under this paragraph, I shall receive fifty dollars ($50.00) for the execution of each document, and one hundred and fifty dollars ($150.00) per day of each day or portion of a day spent at the request of Nanosphere in the performance of acts pursuant to this paragraph, plus reimbursement for any out-of-pocket expenses incurred by me at Nanosphere’s request in connection with these activities.
8.     Employment at Will. I understand and agree that this Agreement is not a guarantee of my continued employment or rate of compensation for any period. My employment is at will, which means that I am free to terminate my employment at any time, for any reason, and that Nanosphere retains the same rights with respect to my employment.
9.     Severability. I understand that whenever possible, each provision of this Agreement shall be interpreted in a manner as to be effective and valid under applicable law. However, if the duration or geographical extent of, or business activities covered by, this Agreement are in excess of what is valid and enforceable under applicable law, then that provision shall be construed to cover only that duration, geographical extent or activities that are valid and enforceable. I acknowledge the uncertainty of the law in this respect and expressly stipulate that this Agreement is to be given the construction that renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law. Further, if any provision of this Agreement is held to be prohibited by or invalid under applicable law, that provision will be ineffective only to the extent of the prohibition or invalidity, without invalidating the remainder of that provision or the remaining provisions of this Agreement.
10.     Notices. Any notice to either of the parties must be in writing and shall be deemed sufficiently given if: (a) given by personal delivery; (b) mailed by United States registered or certified mail, postage prepaid; or (c) sent by overnight air courier service, with proof of receipt, to the address set forth on the signature page.
11.     Governing Law and Venue. I agree that the construction, validity and interpretation of this Agreement and the performance of the obligations it imposes shall be governed by the internal laws, without regard to conflicts of laws principles, of the State of Illinois. The parties agree that any litigation in any way relating to this Agreement will be venued only in the State of Illinois, Cook County Circuit Court, or the United States District Court for the Northern District of Illinois. I and Nanosphere hereby consent to the personal jurisdiction of these courts and waive any objection that this venue is inconvenient or improper.
12.     Amendment and Waiver. This Agreement may not be amended or waived except in a writing executed by the party against which the amendment or waiver is sought to be enforced.
13.     Survival. I agree and acknowledge that the provisions of this Agreement shall survive the termination of my employment with Nanosphere and remain in full force and effect in accordance with their terms.

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14.     Complete Agreement. I agree that this Agreement contains the complete agreement between Nanosphere and myself regarding my ability to engage in activities competitive or potentially competitive with Nanosphere and/or any of its affiliates. This Agreement supersedes any prior understandings, agreements or representations by or between Nanosphere and myself, written or oral, which may have related to the subject matter of this Agreement in any way.
Date:     6/8/07

EMPLOYEE	NANOSPHERE, INC.
By:

Name: Winton Gibbons	Name: William P. Moffitt

Title: President and Chief Executive Officer

Date: May 31, 2007

Address for Notices:	Address for Notices:

1889 Maple Ave, #W3	4088 Commercial Avenue

Evanston, IL 60201	Northbrook, IL 60062

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